Exhibit 3.1

“BYLAWS OF “METLIFE CHILE ACQUISITION CO. S.A.”

(Includes modifications of April 26, 2013, July 2, 2013, November 21, 2013, and November 12, 2014)

TITLE ONE: NAME, LEGAL ADDRESS, DURATION AND BUSINESS PURPOSE.-

ARTICLE ONE: The Company governed by these bylaws and, in their silence, by the provisions of common legislation and specialty statues under Law 18,046 on tightly-held stock companies and the regulations thereto, will do business under the name of “METLIFE CHILE ACQUISITION CO. S.A.”

ARTICLE TWO: The legal address of the Company is the city of Santiago, notwithstanding any agencies, branches or establishments it may create elsewhere in the country or abroad.

ARTICLE THREE: The duration of the Company shall be perpetual.

ARTICLE FOUR: The purpose of the Company is to perform, directly or through third parties, individually or in association with others, within the territory of the Republic of Chile or abroad the following activities: (a) perform and carry out all kinds of investments and/or businesses pro se or on behalf of third parties, in relation to all kinds of property, personal or real, tangible or intangible, their beneficial use, marketing and/or management, especially including but not limited to investments in commercial papers, bearer securities, credit instruments, foreign currencies, bonds, debentures, mortgage notes, shares and/or interests in companies of any kind or nature, created or to be created, the purchase and sale of and trading in shares and/or interests of any kind of companies, and generally any other security o investment instrument in the capital markets; the acquisition of real properties and the construction of buildings and works of any kind, their management, beneficial use and/or divestment by any means; (b) participate in the organization of companies of any kind, nature or purpose, stock or limited liability companies, associations and partnerships generally, enter into any such existing entities, Chilean or foreign, represent the Company with the right to speak and vote in all such entities, and participate in the modification, dissolution and liquidation of those of which it is a part; and (c) performance of all such commercial or industrial activities deemed complementary or appurtenant to the main line of business of the Company.

TITLE TWO: CORPORATE CAPITAL AND SHARES.

ARTICLE FIVE: The capital of the Company is stated in the sum of USD 2,024,600,000, divided into 2,024,600,000 registered shares of single-series same-value stock without par value, fully subscribed for and paid up.

ARTICLE SIX: The shareholder shall deem the shareholders appearing in the Shareholders’ Registry as shareholders of record. Shares confer upon their holders the rights and obligations provided in statute and in the bylaws, to be exercised and fulfilled in the manner and on the terms determined thereby.

ARTICLE SEVEN: The form and captions in the share certificates, the issuance, delivery, exchange and voidance thereof, the subscription, transfer, conveyance, and award of shares as well as the procedures to be implemented in case of mutilation, misplacement or theft of any certificate shall be as provided in the Stock Companies Law and Regulations.

TITLE THREE: CORPORATE MANAGEMENT.

ARTICLE EIGHT: The Company shall be managed by a Board of Directors notwithstanding the authority incumbent on the General Shareholders’ Meeting. The Board of Directors shall be comprised of three full members. Directors need not be shareholders of the Company. Directors shall serve in office for three years, whereupon the Board of Directors shall be renewed entirely, notwithstanding the possibility that the Shareholders’ Meeting may re-elect any one or more directors to perpetuity.

ARTICLE NINE: Designation of any person as director and his acceptance, the requirements, incompatibilities, limitations and bars to act as such and the functions, rights, obligations and responsibilities of the Board of Directors and its members shall be as established by the Stock Companies Law and Regulations, as well as the revocation of the Board of Directors, the grounds for termination of a director and the procedure to replace a director no longer exercising his position, whether at the end or prior to the end of his term of office.

ARTICLE TEN: Board of Directors’ meeting shall be regular and special. The former shall be held at least once every six months on the dates and at the times predetermined by the Board of Directors and no special call to meeting shall be required to hold the same, and any business related to the Company may be transacted therein. Special meetings shall be called especially by the Chairman of the Company, pro se or at the request of one or more directors, upon the Chairman’s determination that the meeting is necessary, unless it is requested by a majority of the directors in office, in which case the meeting shall necessarily be called without any prior determination. Likewise, special meetings may be called by a majority of the directors in office. St special meetings, only the business specifically indicated in the call to meeting may be transacted, which meetings shall be called by means of a certified letter sent at least three days in advance of its intended date to the address each of the directors shall have registered with the Company. This term may be shortened to 24 hours if the notice letter is delivered to the directors through a Notary Public. If the meeting is attended by all the directors in office, meetings may be held outside the corporate address and the formalities for calling such meetings may be omitted. The provisions of this article are notwithstanding the laws and regulations that govern this matter, which shall be complied with in the manner set out in said provisions and deemed expressly included in these bylaws.

ARTICLE ELEVEN: Quorum to validly hold regular and special Board of Directors’ meetings shall be at least two directors, and resolutions shall be adopted by an absolute majority of the directors present with the right to vote. In case of a tie, the person who chairs the meeting shall have a casting vote. Meetings shall be chaired by the director who is elected as Chairman of the Company and, in his absence, by the director designated Vice Chairman. Directors who despite not being physically present shall be deemed to participate in meetings if they are simultaneously and permanently communicated through technological means authorized by the Securities and Insurance Commission through generally-applicable instructions. In this case, their attendance and participation at the meeting shall be certified under the responsibility of the chairman or comparable officer and of the secretary of the Board of Directors, and this fact shall be placed on record in the minutes taken of said meeting.

ARTICLE TWELVE: Directors of the Company shall not receive remuneration for the exercise of their duties.

ARTICLE THIRTEEN: The Board of Directors represents the company judicially and non-judicially and for the fulfillment of its business purpose, which need not be evidenced to third parties, being legally vested with carte-blanche unrestricted management and asset-disposition authority, except only for those which the Law or these bylaws set within the exclusive purview of the General Shareholders’ Meeting. In judicial matters, it has all the authority mentioned in both paragraphs of article 7 of the Code of Civil Procedure, deemed expressly reproduced herein, notwithstanding the representative authority legally vested in the Manager.

ARTICLE FOURTEEN: The Board of Directors may grant mandates and delegate part of its authority to one or more of its members, managers, assistant managers and attorneys of the Company and, for specifically determined purposes, to other persons.

ARTICLE FIFTEEN: The Company shall have a General Manager, which position shall be compatible with that of director, and who shall be endowed with all the authority inherent to a businessperson and those which the Law or the Board of Directors shall vest in him. The General Manager shall always be authorized, unless expressly agreed otherwise, to notarize the minutes of meetings of the Board of Directors and Shareholders’ Meeting as an instrument of public record, in whole or in part, and at any time, or insert said minutes in the aforementioned instruments.

TITLE FOUR: SHAREHOLDERS’ MEETINGS:

ARTICLE SIXTEEN: General Shareholders’ Meetings shall be of two kinds: annual, to be held within the first four months after the balance sheet of each year, and special. The matters to be heard at both types of Shareholders’ Meetings and the competence thereof shall be as established in Title Six of Law 18,046. Resolutions adopted at Shareholders’ Meetings in accordance with these bylaws shall be binding on the Board of Directors and the shareholders of the Company.

ARTICLE SEVENTEEN: The manner and timing for calling Shareholders’ Meetings, the formalities and requirements to call the same; the number and timing of advertisements to be published for said purpose and the newspaper in which they are published; the manner in which shareholders may attend the same, either in person or by proxy; the manner of issuance of and qualification of proxies for said representation; the persons who may participate in shareholders’ meetings; and the shareholders who will have the right to vote therein and the manner of exercising said vote, both to adopt resolutions as well as to elect directors or appoint individuals to other positions, shall be governed by the provisions of the Stock Companies’ Law and the Regulations. Shareholders’ Meetings may be validly held when attended be all the shares issued even if they are held outside the corporate address or if the formalities required to call the same have not been met.

ARTICLE EIGHTEEN: Annual and Special Shareholders’ Meetings shall be validly held upon the first call with the absolute majority of the shares issued with the right to vote, and upon the second call with the shares present regardless of their number. Action shall be taken by the absolute majority of the shares present with the right to vote, unless the law requires a supermajority, in which case said statutory provisions shall prevail. Notwithstanding the foregoing, the affirmative vote of an absolute majority of the shares issued with the right to vote shall be required to take action entailing any amendment or modification to the corporate bylaws, and the affirmative vote of two thirds of the shares issued with the right to vote shall be required to take action on the matters enumerated in the second paragraph of article 67 of law 18,046.

TITLE FIVE: MANAGEMENT OVERSIGHT:

ARTICLE NINETEEN: The Annual Shareholders’ Meeting shall appoint every year an external auditing firm out of those in the register kept to this effect by the Securities and Insurance Commission, in order to have them examine the accounting, inventory, balance sheet and other financial statements of the Company and advise in writing to the following Shareholder’s Meeting on the discharge of their duties. The external auditing firm designated shall meet the requirements and have the rights, obligations, functions and other authority that the Stock Companies Law and its Regulations establish for the respective positions.

TITLE SIX: BALANCE SHEET AND DISTRIBUTION OF EARNINGS:

ARTICLE TWENTY: The Company shall prepare a balance sheet of its operations as of December 31st of each year, which, together with an analytical report on the situation of the Company for the most recent business year, the statement of profits and losses and the report submitted by the management oversight body, shall be referred to the consideration of the Annual Shareholders’ Meeting. These documents, as well as the minutes, books, inventories and other corporate documents, shall contain the exhibits, proposals and other information required by law, and shall be subject to the disclosure measures applicable thereunder.

ARTICLE TWENTY ONE: The Annual Shareholders’ Meeting shall take action on the distribution of earnings of each year as reflected in the annual balance sheet approved by the shareholders. Unless otherwise resolved at the respective Shareholders’ Meeting, which resolution shall be adopted on the conditions set out by the Law, the Company shall distribute, each year, as a cash dividend to its shareholders, at least 30% of the net distributable profits for the year. The profits shall be destined to absorb the losses of any given year or accumulated losses, if any, of the Company.

ARTICLE TWENTY TWO: The Board of Directors of the Company may, under the personal responsibility of the directors who concur in taking the respective action, distribute interim dividends during the course of the year with a debit to annual earnings, provided there are no accumulated losses.

TITLE SEVEN: DISSOLUTION AND LIQUIDATION:

ARTICLE TWENTY THREE: The Company shall be dissolved upon action taken by the Special Shareholders’ Meeting and on other statutory grounds.

ARTICLE TWENTY FOUR: Upon dissolution of the Company, its liquidation shall be carried out by a Liquidation Commission comprised of three members who need not be shareholders, who shall serve in office for three years and may be reelected only once. The Liquidation Commission may only carry out the acts and enter into the contracts that are directly conducive to facilitate the liquidation of the Company and, to that effect, it shall represent the same judicially and extra-judicially and shall be endowed with all the management and asset-disposition authority that the law or these bylaws do not set within the exclusive province of the Shareholders’ Meeting, without requiring to grant it any special power-of-attorney, all of the above notwithstanding the representative authority vested in the Chairman of the Commission by the Law. The aforementioned authority may be delegated by the Commission in part to one or more of its members and, for specific purposes, to other persons. Quorum for the Commission to validly meet shall be two of its members, and to take action it shall require the affirmative vote of two members. The Shareholders’ Meeting shall designate the members of the Commission, and determine the amount of their fees.

ARTICLE TWENTY FIVE: The liquidators shall be subject, to the extent applicable, to the provisions of these bylaws and of the Stock Companies Law and its Regulations in matters pertaining to the directors, notwithstanding the provisions indicated therein in relation to the members of the Commission, its modus operandi and the liquidation process.

TITLE EIGHT: ARBITRATION:

ARTICLE TWENTY SIX: Other than in the case where the Law grants a shareholder the right to refer a dispute to the decision of the courts of law, all difficulties and differences arising between the shareholders as such or between these and the Company or its managers or between the Company and the managers or between the managers as such, whether during the effective term of the Company or while its liquidation remains pending, and whether said doubts or difficulties are related to these articles of incorporation, with these bylaws or with action taken by the Shareholders’ Meeting or the Board of Directors, and whether they refer to its existence or nonexistence, validity, nullity, performance breach, application, interpretation, execution, termination, dissolution or otherwise directly or indirectly arising thereunder, shall be resolved in a single instance by an arbitrator ex aequo et bono designated by mutual consent of the parties, who shall proceed briefly and summarily, without any trial and with no further recourse, the parties hereby waiving their right to file for any such remedies, except for petitions in manifest error or appeals with the Supreme Court. If there is no agreement on whom to appoint as arbitrator, the designation shall be made by the Courts of Law, at the request of any of the parties.

ARTICLE TWENTY SEVEN: The arbitration provided for in the preceding article is notwithstanding the authority granted to the claimant under article 125 of Law 18,046, to which end the shareholders, the managers of the Company and the latter establish their special domicile in the city of Santiago.

ARTICLE TWENTY EIGHT: The controlling shareholder of the Company is especially authorized to require all shareholders who opt for not exercising their withdrawal right pursuant to article 71-bis of the Stock Companies Law, to sell it their shares, provided the controlling shareholder shall hold more than 95% of the shares in the Company through a tender offer launched for all the shares in the Company, as per the procedures of and in compliance with the requirements set out in said Law.

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